EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, entered into as of January 7, 2011, by and between CAS Medical Systems, Inc., a Delaware corporation (the “Company”, which term includes any successor to CAS Medical Systems, Inc., by merger or otherwise), and Matthew J. Herwig (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires that the Employee serve as Vice President of Sales and Marketing and the Employee is willing to serve the Company in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section 1.	Employment

The Company will employ the Employee, and the Employee will perform services for the Company and its subsidiaries, on the terms and conditions set forth in this Agreement and for the period specified in Section 3 hereof (“Term of Employment”).

Section 2.	Duties

The Employee, during the Term of Employment, will serve the Company as its Vice President of Sales and Marketing or such other title, duties and responsibilities as are assigned to him by the Chief Executive Officer of the Company.  The Employee will perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries, and will devote his full business time, energy, attention and skill to the business of the Company and its subsidiaries and to the promotion of its interests, except as otherwise agreed by the Company.

Section 3.	Term of Employment

The Employee’s employment hereunder shall be “at will” and is terminable at any time by either party, subject to the provisions of Sections 9 and 10 hereof.

Section 4.	Salary and Bonus

(a)  Salary.  The Employee will receive, as compensation for his duties and obligations to the Company pursuant to this Agreement, a base salary at the annual rate of Two Hundred and Fifteen Thousand Dollars, payable in substantially equal installments in accordance with the Company’s payroll practice.  It is agreed between the parties that the Company will review the base annual salary from time to time and in light of such review may (but will not be obligated to), in the discretion of the Compensation Committee of the Board of Directors of the Company, increase such annual base salary.

(b) Bonus. During the Term of Employment, the Employee will be eligible for an annual bonus with a target equal to thirty percent of his actual salary payable in the form of cash or Company common stock as determined at the sole discretion of the Compensation Committee of the Board of Directors.  Any bonus payable hereunder shall be calculated after the close of the end of the calendar year, and thereafter paid in a lump sum by no later than the 15th day of the third month following the end of the calendar year in which the right to the bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Internal Revenue Code Section 409A, including Treasury Regulations Section 1.409A-1(d)).

Section 5.	Equity Inducement Grants

As an inducement to cause you to accept employment at the Company, you will be granted non-qualified stock options to purchase 150,000 shares of the Common Stock of the Company at a price to be determined by the closing price of the Company’s Common Stock on the NASDAQ market the effective date of this Agreement.  Terms of this option grant shall be governed exclusively by the Inducement Non-Qualified Stock Option Agreement entered into by Employee and the Company on this same date.

As a further inducement to cause you to accept employment at the Company, you will be granted 25,000 shares of restricted Common Stock of the Company.  Terms of this restricted share grant shall be governed exclusively by the Inducement Restricted Stock Agreement entered into by you and the Company on this same date.

Section 6.	Employee Benefits

Subject to any applicable probationary or similar periods, during the Term of Employment, the Employee will be entitled to participate in all employee benefit programs of the Company as such programs may be in effect from time to time.  Subject to any applicable probationary or similar periods, during the Term of Employment, the Employee will also be entitled to participate in all retirement programs of the Company for which current employees are eligible, as such programs may be in effect from time to time (including the Company’s 401(k) plan).  Employee will be eligible for reimbursement of certain relocation as determined by the Company.

Section 7.	Business Expenses

All reasonable travel and other out-of-pocket expenses incidental to the rendering of services by the Employee hereunder will be paid by the Company and if expenses are paid in the first instance by the Employee, the Company will reimburse him therefor upon presentation of proper invoices; subject in each case to compliance with the Company’s reimbursement policies and procedures.  All reimbursements will be paid in the same taxable year in which the expense is incurred; provided that expenses incurred toward the end of the calendar year that cannot administratively be reimbursed before the year end shall be reimbursed by no later than March 15th of the following calendar year.

Section 8.	Vacations and Sick Leave

The Employee will be entitled to holidays, 20 days of accrued vacation and reasonable sick leave each year, in accordance with policies of the Company, as determined by the Board of Directors.

Section 9.	Termination

(a) Termination of Agreement by the Company for Convenience.  The Company may terminate the Employee’s employment and the Term of Employment for convenience at any time upon written notice to the Employee, which termination shall be effective upon delivery of such notice unless such notice specifically provides for termination to be effective at a later date.

(b) Termination of Employment by the Company for Serious Cause.  In the event of Serious Cause (as defined below), the Company may terminate the Employee’s employment and the Term of Employment upon written notice of such termination stating the Serious Cause upon which the Company relies for its termination.  The Employee’s employment and the Term of Employment will be terminated effective as of the date specified in such notice, which will in no event be earlier than the effective date of such notice as provided in Section 18.

“Serious Cause” means (i) the willful and continued failure by the Employee to perform substantially his duties hereunder, other than by reasons of health, after demand for substantial performance is delivered by the Company that identifies the manner in which the Company believes the Employee has not substantially performed his duties; (ii) the Employee will have been indicted by any federal, state or local authority in any jurisdiction for, or will have pleaded guilty or nolo contendere to, an act constituting a felony, (iii) the Employee will have habitually abused any controlled substance (such as narcotics or alcohol), or (iv) the Employee will have (A) engaged in acts of fraud, material dishonesty or gross misconduct during the Term of Employment regardless of whether such acts were in connection with the business of the Company, or (B) committed a material breach of this Agreement.

(c) Termination of Employment by Employee for Good Reason. The Employee may terminate his employment and the Term of Employment in the event of “Good Reason.”  Termination for Good Reason means a resignation of employment and Separation from Service (as such term is defined for purposes of Internal Revenue Code Section 409A) within six (6) months following the initial existence of one or more of the following conditions arising without the Employee’s written consent:

(i)	a reduction greater than five (5) percent in the aggregate in the Employee’s base salary or benefits, other than an across-the-board reduction affecting substantially all members of senior management;

(ii)
a material reduction in the Employee’s duties and significant responsibilities hereunder following the occurrence of a Change of Control, as defined in Section 10(b) hereof (not including reasonable changes in title or in corporate structure); or

(iii)	a material breach of this Agreement by the Company (which shall include a failure to make payments due hereunder);

provided, in any such case, that (1) the Employee shall provide, pursuant to Section 18 hereof, a prior written notice specifying the reasons for his termination to the Company’s Board of Directors within sixty (60) days after the initial existence of the condition, and give Company an opportunity to cure such condition (if curable), and (2) “Good Reason” shall exist only if the Company shall fail to cure such condition within thirty-one (31) days after its receipt of such prior written notice.  In addition, until the actual Separation from Service, the Employee must remain willing and able to continue to perform services in accordance with the terms of this Agreement and the Employee must not be in breach of any of the Employee’s obligations hereunder.

(d) Effect of Termination for Serious Cause or Without Good Reason.  In the event of termination of the Employee’s employment and the Term of Employment by the Company for Serious Cause or by the Employee without Good Reason, the Employee will forfeit all bonus amounts accruing for the then current fiscal year, and the Company will be liable to the Employee only for (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred prior to the date of termination.

(e) Death, Retirement, Disability.  In the event of the death, Retirement or Disability of the Employee, the Employee’s employment and Term of Employment will be terminated as of the date of such death, Retirement or Disability and the Company will pay the Employee, or the Employee’s estate or legal representative, as appropriate, (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred, but unpaid, prior to the date of termination.

“Disability” means the Employee’s inability, for reasons of health, to carry out the functions of his position for a total of one hundred eighty (180) days during any twelve (12) month period.  “Retirement” will mean retirement from employment upon or after attaining age sixty-five (65) or such earlier age agreed to by the Company.

(f) Effect of Termination Without Serious Cause or With Good Reason.  If (i) the Company terminates the Employee’s employment without Serious Cause, or (ii) the Employee terminates his employment for Good Reason, the Company shall pay the Employee a separation pay benefit (the “Severance Payment”) equal to six (6) months of the Employee’s annual rate of base salary (as of the Employee’s Separation from Service date) as described below.

(1)
Payment of the Severance Payments shall commence as of the Employee’s Separation from Service date, and shall continue thereafter in equal fixed installments over a six month period in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect.

(2)
In the event the value of the Severance Payments shall exceed two times the lesser of the Employee’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (1), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the Employee’s Separation from Service date, without adjustment for the delay in payment.

(3)	In no event shall Severance Payments be accelerated, nor shall the Employee be eligible to defer payment of Severance Payments to a later date.

(4)
If COBRA continuation coverage under any Company healthcare plan is elected by the Employee, the Company shall provide such coverage on the same terms with respect to employee cost and employer subsidy as was being made available to the Employee immediately before the Termination for the period of the COBRA coverage or one year, whichever is shorter; provided however, that the Company may elect not to provide such healthcare benefit in the event that by doing so the Company would be subject to a penalty under any applicable laws or regulations.

In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary and vacation, (B) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination, and all of the Employee’s equity-linked grants (e.g., stock options, restricted stock) shall immediately accelerate and vest in full.

All payments under Section 9 or Section 10 of (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year, and (iii) reimbursement of business expenses incurred prior to the date of termination shall be paid in a single sum on the first regularly scheduled payroll date immediately following the Employee’s separation from service.

For purposes of this Agreement, “termination of employment”, “retirement” and words of similar import shall means the Employee’s Separation from Service as defined in Section 409A of the Code and final regulations issued thereunder.

(g) No Other Obligations.  In the event of the termination of the Employee’s employment and the Term of Employment pursuant to Sections 9 or 10 herein, the Company will have no obligations to the Employee other than those set forth in Sections 9 and 10 herein.

Section 10.	Change of Control

(a) Effect of Termination.  If (i) the Company terminates the Employee’s employment without Serious Cause, or (ii) the Employee terminates employment with the Company for Good Reason, and, in the case of either (i) or (ii) above, the Employee’s employment is terminated (A) under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and (B) within the period beginning on the date that a Change of Control is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, the Company shall pay the Employee a separation pay benefit (the “Change of Control Severance Payment”) equal to the Employee’s annual base salary (as of the Employee’s Separation from Service date) and will make available a subsidized healthcare benefit, as described below.

(1)
Payment of the Change of Control Severance Payments shall commence as of the Employee’s Separation from Service date, and shall continue thereafter in equal fixed installments over a one year period in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect.

(2)
In the event the value of the Severance Payments shall exceed two times the lesser of the Employee’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (1), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the Employee’s Separation from Service date, without adjustment for the delay in payment.

(3)	In no event shall Change of Control Severance Payments be accelerated, nor shall the Employee be eligible to defer payment of Change of Control Severance Payments to a later date.

(4)
If COBRA continuation coverage under any Company healthcare plan is elected by the Employee, the Company shall provide such coverage on the same terms with respect to employee cost and employer subsidy as was being made available to the Employee immediately prior to his Separation from Service for the period of the COBRA coverage or one year, whichever is shorter; provided however, that the Company may elect not to provide such healthcare benefit in the event that by doing so the Company would be subject to a penalty under any applicable laws or regulations.

In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary and vacation, (B) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination.

If any portion of the payments which the Employee has the right to receive from the Company, or any affiliated entity or successor, hereunder would constitute “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  In the event a reduction must be in accordance with this paragraph, Change in Control Severance Payments shall be reduced to the extent necessary.

The Employee will not be entitled to any benefits or other entitlements under this section unless a Change of Control actually occurs.  Any amounts payable pursuant to this Section 10 shall not duplicate amounts payable under Section 9 and vice versa.

(b) Change of Control.  A “Change of Control” of the Company will be deemed to have occurred if (i) any “person” (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing an increase from less than Twenty Percent (20%) to Fifty Percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Securities”); (ii) during any period of not more than two (2) years, individuals who constitute the Board of Directors of the Company (the “Board”) as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme or arrangement of the Company, other than a merger, consolidation, reorganization or scheme which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least Fifty Percent (50%) of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, reorganization or scheme or arrangement, and such transaction is completed; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale of substantially all of the Company’s assets, and such transaction is completed.

Section 11.	Agreement Not to Compete or Solicit

(a) Covenant Not to Compete.  In exchange for the inducement equity grants provided in Section 5 above, the Employee hereby covenants and agrees that at no time during the Term of Employment, nor for a period of twelve (12) months immediately following the termination of the Employee’s employment for any reason, will he for himself or on behalf of any other person or entity, directly or indirectly, provide any service (whether as employee, consultant, owner or otherwise) to any person or entity engaged in the business of developing, marketing or selling non-pulsatile tissue oxygenation measurement products, or other patient monitoring products that provide the same parameter as that provided by a product offered by the Company at the time of such termination of employment.  Notwithstanding the preceding sentence, the Employee will not be prohibited from owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

(b) Non-Solicitation.  In exchange for the inducement equity grants provided in Section 5 above, the Employee hereby covenants and agrees that, at all times during the Term of Employment and for a period of twelve (12) months immediately following the termination thereof, the Employee will not directly or indirectly engage any person or entity, or seek to engage any person or entity, that is employed by, an advisor or consultant to, or a selling agent or representative of  the Company or any of its subsidiaries, to be an employee, consultant, advisor or selling agent or representative for any other business entity.

Section 12.	Confidential Information

The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company, or any of its affiliates, whether during or after his period of service with the Company, except as may be required in the course of a legal or governmental proceeding.  Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.

Section 13.	Remedy

(a) Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 11 or 12 hereof, it is agreed that any and all severance payments and related benefits hereunder shall immediately terminate and the Company will also be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedies available to the Company will not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

(b) The Employee acknowledges and agrees that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid hereunder, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement will not affect the other provisions or parts hereof.  If any provision hereof is determined to be invalid or unenforceable and if any such provision will be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, will be reduced to a duration or geographical scope solely to the extent necessary to cure such invalidity.

Section 14.	Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, and the Company and its successors and assigns.

Section 15.	Governing Law

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without reference to rules relating to conflicts of law.

Section 16.	Entire Agreement

This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements as to employment of the Employee.  This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.

Section 17.	Waiver of Breach

The waiver of either party of a breach of any term of this Agreement will not operate nor be construed as a waiver of any subsequent breach thereof.

Section 18.	Notices

Any notice, report, request or other communication given under this Agreement will be written and will be effective upon delivery when delivered personally, by overnight courier or by fax.  Unless otherwise notified by any of the parties, notices will be sent to the parties as follows: (i) if to the Employee, at the address set forth in the Company’s records, and (ii) if to the Company, to CAS Medical Systems, Inc., 44 East Industrial Road, Branford, CT 06405, Attention: President and CEO.

Section 19.	Severability

If any one or more of the provisions contained in this Agreement will be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

Section 20.	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of signatures by facsimile or electronic image shall be valid for all purposes hereunder.

Section 21.	Internal Revenue Code Section 409A Compliance.

(a) The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A.

(b) Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Internal Revenue Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Employee on account of a Separation from Service at a time when the Employee is a Specified Employee (as defined for purposes of Internal Revenue Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Employee prior to the date that is six (6) months after the Separation from Service or as otherwise permitted under Treasury Regulations Section 1.409A-3(i)(2).

(c) For purposes of this Agreement, the following definitions shall apply:

(i)
“Separation from Service” means, generally, a termination of employment with the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section 409A), and shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(h)).

(ii)
“Involuntary Separation from Service” means a Separation from Service due to the independent exercise of the unilateral authority of the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section 409A) to terminate the Employee’s employment, other than due to the Employee’s implicit or explicit request, where the Employee was willing and able to continue employment with the Company.  Notwithstanding the foregoing, a termination for Good Reason may constitute an Involuntary Separation from Service.  Involuntary Separation from Service shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(n)).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Company:
CAS MEDICAL SYSTEMS, INC. By: /s/ Thomas M. Patton Name: Thomas M. Patton Title: President and CEO

Employee:
/s/ Matthew J. Herwig
Matthew J. Herwig